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                        [LETTERHEAD OF LATHAM & WATKINS]





                                  May 22, 1997


The Cooper Companies, Inc.
6140 Stoneridge Mall Road
Pleasanton, CA 94588

               Re:    The Cooper Companies, Inc.
                      144,800 shares of Common Stock, par value $.10 per share
                      ---------------------------------------------------------

Ladies/Gentlemen:

               In connection with the registration of 144,800 shares of common stock, par value $.10 per share, (the "Shares") of The Cooper Companies, Inc. (the "Company") issued to certain stockholders of the Company, and 434,400 rights (the "Rights") to acquire 4,344 shares of Series A Junior Participating Preferred Stock of the Company attached to the Shares, under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on May 22, 1997 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

               In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and the attached Rights. In addition, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion.

               In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.


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The Cooper Companies, Inc.
May 22, 1997
Page 2


               We have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

               We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

               Subject to the foregoing, it is our opinion that, as of the date hereof:

               1. The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

               2. The Rights have been duly authorized and, assuming the Shares bear the legend required by the Rights Agreement dated as of October 29, 1987 between The Cooper Companies, Inc. and the First National Bank of Boston, as amended, are validly issued.

               We consent to your filing this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                           /s/ Latham & Watkins

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